Shiloh Industries Reports Third Quarter 2009 Results

VALLEY CITY, OH -- (Marketwire - August 28, 2009) - Shiloh Industries, Inc. (NASDAQ: SHLO) today reported financial results for the third quarter ending July 31, 2009.

Third Quarter 2009 Results

--  North American original equipment industry production shutdowns negatively impacted revenue year over year by 65%
--  Third quarter sales of $43.1 million
--  Variable expenses reduced 49%
--  Net loss of $(5.1) million or $(0.31) per share

"Our third quarter business results reflect business conditions that, as expected, were extremely challenging due to the significant reduction in automotive production levels," said Ted Zampetis, President and CEO. "Our entire management team has taken and continues to take proactive actions to mitigate those challenges and is focused on aligning our business with current and anticipated industry trends. The cost containment actions that we have taken throughout fiscal 2009 have moderated the effect of the revenue decline."

Sales for the third quarter ended July 31, 2009 decreased $81.1 million, or 65%, from the third quarter of fiscal 2008. The Company's sales declined due to the closure of production operations by Chrysler for 60 days following its filing for bankruptcy on April 30, 2009 and the plant shutdowns by General Motors, which lasted as long as 9 weeks at most General Motors plants.

For the third quarter of fiscal 2009, the Company reported an operating loss of $(6.4) million compared to operating income of $5.9 million in the third quarter of fiscal 2008. The significant reduction in sales volumes and the lower recovery of engineered scrap material compared to recovery levels of a year ago combined to cause the reduction in operating income between the third quarter periods of fiscal 2009 and 2008. During the third quarter, variable manufacturing expenses declined 49% from fiscal 2008.

Selling, general, and administrative expenses were $1.6 million in the third quarter of fiscal 2009, a decline of $5.3 million from the third quarter of fiscal 2008. In the third quarter, the Company reversed a reserve for a legal matter following a decision by an appellate court favorable to the Company. The reversal amounted to $2.1 million, or $0.09 per share after tax.

Interest expense decreased to $0.7 million for the third quarter of fiscal 2009 due to lower average debt levels in fiscal 2009 compared to fiscal 2008. Average borrowing rates began to increase as a result of the Third Amendment of the Company's Bank Credit Agreement, completed on June 30.

First Nine Months 2009 Results

For the first nine months of fiscal 2009, the Company reported a net loss of $(17.4) million, or $(1.07) per share (diluted), compared to net income of $6.5 million, or $0.40 per share (diluted) in the first nine months of fiscal 2008. Sales for the first nine months of fiscal 2009 of $168.4 million were $221 million, or 57%, below sales of the first nine-month period of the prior year. The reduced sales volume reflects the lower automotive industry-wide sales volume and the related lower vehicle build schedules.

Operating loss for the first nine months of fiscal 2009 was $(23.3) million, compared to operating income of $14.5 million for the first nine months of fiscal 2008.

Interest expense decreased by $1.1 million from the prior year nine-month period due to lower debt levels and lower average interest rates as compared to the prior year nine-month period.

In commenting on the results of the third quarter of fiscal 2009, Mr. Zampetis said, "While our sales and earnings certainly reflect the state of the automotive industry in North America, it is significant to focus on the proactive steps taken and the strength of our Company and its personnel in executing our plans to withstand such an unprecedented downturn in economic activity. During the third quarter, we reduced controllable expenses throughout the Company by 49% in an effort to align our costs with the lower volumes we experienced. At the conclusion of the third quarter, borrowings under our Credit Agreement were $54.1 million, up only $1.1 million from April 30, 2009. The Third Amendment of our Bank Credit Agreement protects our liquidity through November 2009. We continue to work with our lenders to reach an agreement on our financial covenants that is meaningful and achievable for the longer term."

"As we enter the fourth quarter of fiscal 2009, we remain cautiously optimistic. We are experiencing some increases in production volumes and we are carefully analyzing our needs to ensure that our low cost structure is maintained as volumes rise. We also continue our sharp focus on new business development opportunities with several automotive and non-automotive customers."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 715.

A conference call to discuss the results of the third quarter of fiscal 2009 will be held on August 28, 2009, at 11 a.m. (ET). To listen to the conference call, dial (888) 389-5997 approximately five minutes prior to the start time and request the Shiloh Industries third quarter 2009 conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; a decreased customer demand which could cause a covenant default under the credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements.

                          SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)
              (Amounts in thousands, except per share data)

                                 Three months ended     Nine months ended
                                      July 31,              July 31,
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
Revenues                        $  43,132  $ 124,229  $ 168,392  $ 389,771
Cost of sales                      48,000    111,449    178,658    353,987
                                ---------  ---------  ---------  ---------
  Gross profit                     (4,868)    12,780    (10,266)    35,784
Selling, general and
 administrative expenses            1,552      6,888     11,394     20,426
Asset impairment, net                   -        (19)       714        878
Restructuring charge                    -          -        906          -
                                ---------  ---------  ---------  ---------
  Operating income                 (6,420)     5,911    (23,280)    14,480
Interest expense                      741        952      2,128      3,217
Interest income                         4          6         29         19
Other (expense) income, net          (124)        (6)       123        (12)
                                ---------  ---------  ---------  ---------
  Income before income taxes       (7,281)     4,959    (25,256)    11,270
Provision for income taxes         (2,226)     2,021     (7,834)     4,741
                                ---------  ---------  ---------  ---------
Net income                      $  (5,055) $   2,938  $ (17,422) $   6,529
                                =========  =========  =========  =========

Income per share:
  Basic income per share        $    (.31) $    0.18  $   (1.07) $    0.40
                                =========  =========  =========  =========
  Diluted income per share      $    (.31) $    0.18  $   (1.07) $    0.40
                                =========  =========  =========  =========

Weighted average number of
 common shares:
  Basic                            16,356     16,356     16,356     16,356
                                =========  =========  =========  =========
  Diluted                          16,356     16,479     16,356     16,479
                                =========  =========  =========  =========

CONTACT:
Kevin Bagby
Vice President Finance
and Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600